Exhibit 23


   INDEPENDENT AUDITORS' CONSENT



   We consent to the incorporation by reference in Registration Statement No.'s 33-7235, 33-27356, 33-34555, 33-35704 and 33-55437 of Universal
   Foods Corporation on Form S-8 of our reports dated November 10, 1994, which reports express unqualified opinions and include an explanatory paragraph relating to the change in method of accounting for postretirement benefits other than pensions and postemployment benefits to conform with Statements of Financial Accounting Standards No. 106 and No. 112, respectively, appearing in and incorporated by reference in the Annual Report on Form 10-K of Universal Foods Corporation for the year ended September 30, 1994.


   DELOITTE & TOUCHE LLP

   December 16, 1994
   Milwaukee, Wisconsin